    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1997



                                        REGISTRATION NO. 333-14507, 333-14507-01

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

      INDEPENDENT BANK CORPORATION                    IBC CAPITAL FINANCE
(EXACT NAME OF REGISTRANT AS SPECIFIED IN  (EXACT NAME OF CO-REGISTRANT AS SPECIFIED
              ITS CHARTER)                              IN ITS CHARTER)

                MICHIGAN                                   DELAWARE
     (STATE OR OTHER JURISDICTION OF            (STATE OR OTHER JURISDICTION OF
     INCORPORATION OR ORGANIZATION)             INCORPORATION OR ORGANIZATION)
               38-2032782                                 38-6681043
  (I.R.S. EMPLOYER IDENTIFICATION NO.)       (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              230 WEST MAIN STREET
                             IONIA, MICHIGAN 48846
                                 (616) 527-9450
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
         REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                                WILLIAM R. KOHLS
                              230 WEST MAIN STREET
                             IONIA, MICHIGAN 48846
                                 (616) 527-9450
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

             MICHAEL G. WOOLDRIDGE                                 JAMES L. NOUSS, JR.
    VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP                          BRYAN CAVE LLP
            333 BRIDGE STREET, N.W.                            211 N. BROADWAY, SUITE 3600
          GRAND RAPIDS, MICHIGAN 49504                        ST. LOUIS, MISSOURI 63102-2750
                 (616) 336-6000                                       (314) 259-2000

                         ------------------------------


     DATE OF COMMENCEMENT OF SALE TO THE PUBLIC: December 13, 1996.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-14507, 333-14507-01


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING     AMOUNT OF
       SECURITIES BEING REGISTERED            REGISTERED(1)        PER UNIT             PRICE        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Preferred Securities of IBC Capital
  Finance(1)..............................       690,000            $25.00           $17,250,000       $5,227.27(2)
Subordinated Debentures of Independent
  Bank Corporation(3).....................         (3)                --                  --                --
Guarantee of Independent Bank Corporation
  with respect to Preferred
  Securities(4)...........................         (4)                --                  --                --
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) Includes 90,000 Preferred Securities sold by IBC Capital Finance to cover over-allotments.

(2) Registration fee was previously paid.

(3) The Subordinated Debentures have been purchased by IBC Capital Finance with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of IBC Capital Finance upon its dissolution and the distribution of its assets.


(4) This Registration Statement is deemed to cover the Subordinated Debentures of Independent Bank Corporation, the rights of holders of Subordinated Debentures of Independent Bank Corporation under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Independent Bank Corporation. No separate consideration will be received for the Guarantee.

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

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses in connection with the issuance and distribution of the securities being registered are estimated as follows, all of which are to be borne by the
Company:


        SEC Registration Fee.............................................   $  5,227.27
        NASD Filing Fee..................................................      2,225.00
        Nasdaq Listing Fee...............................................      1,000.00
        Printing and Engraving Expenses..................................    105,000.00
        Accounting Fees..................................................     80,000.00
        Transfer and Registrar's Fees....................................      2,000.00
        Legal Fees and Expenses..........................................    122,000.00
        Blue Sky Qualification Fees and Expenses.........................      5,000.00
        Miscellaneous....................................................      2,500.00
                                                                            -----------
             Total.......................................................   $324,952.27
                                                                            ===========

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan on January 13, 1997.


                                          INDEPENDENT BANK CORPORATION

                                          /s/ CHARLES C. VAN LOAN

                                          --------------------------------------
                                          Charles C. Van Loan, Principal
                                          Executive Officer


     Pursuant to the requirements of Securities Act of 1933, IBC Capital Finance certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, and the State of Michigan on the 13th day of January, 1997.


                                          IBC CAPITAL FINANCE

                                          By: /s/ WILLIAM R. KOHLS

                                          --------------------------------------
                                          William R. Kohls, Trustee

                                          By: /s/ CHARLES C. VAN LOAN

                                          --------------------------------------
                                          Charles C. Van Loan, Trustee

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                POSITION                      DATE
-------------------------------------     ----------------------------------   ----------------
       /s/ CHARLES C. VAN LOAN            Principal Executive Officer and      January 13, 1997
-------------------------------------     Director
         Charles C. Van Loan
        /s/ WILLIAM R. KOHLS              Principal Financial Officer          January 13, 1997
-------------------------------------
          William R. Kohls
      /s/ JAMES J. TWAROZYNSKI            Principal Accounting Officer         January 13, 1997
-------------------------------------
        James J. Twarozynski
       /s/ WILLIAM F. EHINGER*            Director                             January 13, 1997
-------------------------------------
         William F. Ehinger
        /s/ KEITH E. BAZAIRE*             Director                             January 13, 1997
-------------------------------------
          Keith E. Bazaire
         /s/ TERRY L. HASKE*              Director                             January 13, 1997
-------------------------------------
           Terry L. Haske
         /s/ THOMAS F. KOHN*              Director                             January 13, 1997
-------------------------------------
           Thomas F. Kohn
       /s/ ROBERT J. LEPPINK*             Director                             January 13, 1997
-------------------------------------
          Robert J. Leppink
        /s/ REX P. O'CONNOR*              Director                             January 13, 1997
-------------------------------------
           Rex P. O'Connor
      /s/ ARCH V. WRIGHT, JR.*            Director                             January 13, 1997
-------------------------------------
         Arch V. Wright, Jr.
       /s/ CHARLES A. PALMER*             Director                             January 13, 1997
-------------------------------------
          Charles A. Palmer
                 *By
        /s/ WILLIAM R. KOHLS
-------------------------------------
 William R. Kohls, Attorney-in-Fact

                                 EXHIBIT INDEX


                                 EXHIBIT NUMBER AND DESCRIPTION
         -------------------------------------------------------------------------------
 1*      Underwriting Agreement dated December 13, 1996.
 4.1*    Indenture, dated as of December 17, 1996.
 4.2*    Subordinated Debenture dated as of December 17, 1996.
 4.3     Certificate of Trust of IBC Capital Finance.
 4.4     Trust Agreement of IBC Capital Finance dated as of November 7, 1996.
 4.5*    Amended and Restated Trust Agreement of IBC Capital Finance dated as of
         December 17, 1996.
 4.6*    Preferred Security Certificate of IBC Capital Finance.
 4.7*    Preferred Securities Guarantee Agreement for IBC Capital Finance dated as of
         December 17, 1996.
 4.8*    Agreement as to Expenses and Liabilities dated as of December 17, 1996.
 4.9     Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i) to the Company's report on Form 10-Q for the quarter ended June 30, 1994).
 4.10    Amended and Restated Bylaws of the Company (incorporated herein by reference to
         Exhibit 3(ii) to the Company's report on Form 10-Q for the quarter ended June
         30, 1994).
 5.1     Opinion of Varnum, Riddering, Schmidt & Howlett LLP as to the validity of the issuance of the Subordinated Debentures and the Guarantee to be issued by the
         Company.
 5.2     Opinion of Richards, Layton & Finger, special Delaware counsel, as to the validity of the issuance of Preferred Securities to be issued by IBC Capital
         Finance.
 8       Opinion of Varnum, Riddering, Schmidt & Howlett LLP as to certain federal income tax matters.
10(A)    Deferred Benefit Plan for Directors (incorporated herein by reference to
         Exhibit 10(C) to the Company's report on Form 10-K for the year ended December
         31, 1984)
10(B)    The form of Indemnity Agreement approved by the Company's shareholders at its
         April 19, 1988 Annual Meeting, as executed with all of the Directors of the
         Company (incorporated herein by reference to Exhibit 10(F) to the Company's report on Form 10-K for the year ended December 31, 1988)
10(C)    Incentive Share Grant Plan, as amended, approved by the Company's shareholders at its April 21, 1992 Annual Meeting (incorporated herein by reference to
         Exhibit 10 to the Company's report on Form 10-K for the year ended December 31,
         1992)
10(D)    Nonemployee Director Stock Option Plan, approved by the Company's shareholders at its April 21, 1992 Annual Meeting (incorporated herein by reference to
         Exhibit 28 to the Company's Form S-8 Registration Statement, dated April 23,
         1993, filed under Registration No. 33-62086)
10(E)    Employee Stock Option Plan, approved by the Company's shareholders at its April
         21, 1992 Annual Meeting (incorporated herein by reference to Exhibit 28 to the
         Company's Form S-8 Registration Statement, dated April 30, 1993, filed under
         Registration No. 33-62090)
10(F)    Agreement and Plan of Reorganization among the Company, IBC Interim Co., and
         North Bank Corporation, dated February 2, 1996 (incorporated by reference to
         Exhibit 2.1 to the Company's Current Report on 8-K filed June 16, 1996)
10(G)    Agreement to Purchase Assets and Assume Liabilities By and Between the Company
         and First of America Bank-Michigan, National Association, dated September 18,
         1996
12       Computation of ratio of earnings to fixed charges.

                                 EXHIBIT NUMBER AND DESCRIPTION
         -------------------------------------------------------------------------------
23.1     Consent of KPMG Peat Marwick LLP, Independent Auditors.
23.2     Consent of Crowe, Chizek and Company LLP, Independent Auditors.
23.3     Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in their opinion filed herewith as Exhibit 5.1)
23.4     Consent of Richards, Layton & Finger (included in their opinion filed herewith as Exhibit 5.2)
24       Power of Attorney (included on the signature page)
25.1     Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act
         as trustee under the Indenture.
25.2     Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act
         as trustee under Amended and Restated Trust Agreement.
25.3     Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act
         as trustee under the Preferred Securities Guarantee Agreement.


-------------------------
 * Filed herewith.